Exhibit 99.1

Semtech Announces Fourth Quarter Results; Net Sales Grew 32 Percent in Fiscal Year 2005, Net Income up 81%; Eighteenth Consecutive Year of Positive Operating Cash Flow

    CAMARILLO, Calif.--(BUSINESS WIRE)--March 1, 2005--SEMTECH CORPORATION (NASDAQ:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced financial results for its fourth quarter and fiscal year 2005 that ended January 30, 2005. Per the Company's fiscal calendar, fiscal year 2005 was a fifty-three week year, with the third quarter being a fourteen week quarter.
    Net sales for the fourth quarter of fiscal year 2005 were $58.4 million, up 6 percent from the prior year fourth quarter and down 10 percent sequentially from the third quarter. Net income for the fourth quarter was $12.1 million or 16 cents per diluted share, which was comparable to net income of $12.5 million or 16 cents per diluted share in the prior year period. In the three months ended January 30, 2005, the Company reduced its inventory by $5.0 million or 17 percent.
    Net sales for all of fiscal year 2005 increased 32 percent over fiscal year 2004. Net income for fiscal year 2005 was $58.9 million or 75 cents per diluted share, up 81 percent from the prior year. Operating margin for fiscal year 2005 was 28 percent.
    Fiscal year 2005 represented Semtech's eighteenth consecutive year of positive operating cash flow. Operating cash flow was approximately $15.0 million in the fourth quarter of fiscal year 2005 and $70.0 million for the full year. The Company spent $11.0 million in the fourth quarter to buy back 550,000 shares of its common stock.
    New orders in the fourth quarter of fiscal year 2005 were up slightly from the third quarter, but were less than fourth quarter shipments. Orders were strongest in the area of Protection Products, which grew 13 percent sequentially in the fourth quarter. Distributors and end-customers have reduced their inventory levels, yet continue to order product with very short delivery request dates. Semtech expects new orders to grow sequentially in the first quarter of fiscal year 2006.
    Jason Carlson, Semtech's President and Chief Executive Officer, commented, "Despite waning demand in the second half, fiscal year 2005 was an impressive growth year for Semtech. Net sales grew 32 percent, net income increased 81 percent and the net after-tax margin was 23 percent. Operating cash flow increased 96 percent and Semtech spent more than 5 times as much on stock buybacks in fiscal year 2005 than in the prior year."
    Mr. Carlson added, "The ongoing inventory correction that has impacted the electronics supply chain led Semtech to reduce its inventory levels in the fourth quarter. While the Company's aggressive reduction in inventory, and related lower overhead utilization rates, negatively impacted the operating margin in the fourth quarter, we enter the new fiscal year with a comfortable level of inventory. We expect demand should improve as the year progresses, especially in the seasonally stronger second half."
    The Company introduced 24 new products in the fourth quarter, including 7 out of the emerging Networking and Industrial Power Management product line. Looking at customer design win data, the largest design win dollars were for a proprietary ESD Protection device used in portable applications, followed by 5 different Portable Power Management parts used in cell phone, PDA and notebook applications.

    First Quarter Outlook

    Semtech estimates that net sales for the first quarter that ends May 1, 2005 will be down approximately 5 percent from the fourth quarter. Turns orders (orders received and shipped in the same quarter) of approximately 45 percent are required to achieve this forecast. Earnings in the first quarter are forecasted to be 14 cents per diluted share.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances. The Company has not yet completed its fiscal year 2005 financial statement audit, which includes an audit of internal controls over financial reporting. As such, the financial information presented in this press release is subject to adjustments that may be required upon audit completion.


                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands - except per share amounts)


                                 Three Months        Twelve Months
                                    Ended               Ended(1)
                             Jan. 30,   Jan. 25,   Jan. 30,  Jan. 25,
                               2005       2004       2005      2004
                            (Unaudited)(Unaudited)(Unaudited)(Audited)

Net sales                     $58,427    $55,381   $253,612  $192,079
Cost of sales                  25,397     22,903    105,745    81,332
Gross profit                   33,030     32,478    147,867   110,747

Operating costs and expenses:
Selling, general and
 administrative                11,151      9,762     44,253    37,207
Product development and
 engineering                    8,324      7,536     33,492    30,371

Total operating costs and
 expenses                      19,475     17,298     77,745    67,578

Operating income               13,555     15,180     70,122    43,169

Interest and other income
 (expense), net                 1,864      1,305      6,188      (451)

Income before taxes            15,419     16,485     76,310    42,718
Provision for taxes             3,276      3,956     17,388    10,252

Net income                    $12,143    $12,529    $58,922   $32,466
                            ========== ========== ========== =========

Earnings per share:
Basic                           $0.16      $0.17      $0.79     $0.44
Diluted                         $0.16      $0.16      $0.75     $0.42

Weighted average number of
 shares:
Basic                          74,067     73,941     74,187    73,570
Diluted                        77,758     78,736     78,124    77,504


Notes regarding Consolidated Statements of Income:

1.) The twelve month period ended January 30, 2005 consisted of fifty three weeks, compared with the twelve month period ended January 25, 2004 which consisted of fifty two weeks.
2.) In the twelve month period ended January 30, 2005, $507,000 of previously written-off inventory was sold. In the twelve month period ended January 25, 2004, $1.4 million of previously written-off inventory was sold.
3.) "Interest and other income (expense), net" includes a $6.8 million charge for the calling of the Company's convertible subordinated notes in the twelve month period ended January 25, 2004.
4.) "Interest and other income (expense), net" includes a gain on the repurchase of convertible subordinated notes of $2.9 million in the twelve month period ended January 25, 2004.



                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                              January 30,  January 25,
                                                 2005          2004
                                              (Unaudited)
Assets

Current assets:
Cash and cash equivalents                         $82,154     $96,314
Temporary investments                             108,167      93,044
Receivables, less allowances                       22,097      20,362
Inventories                                        24,811      22,166
Income taxes refundable                                 -       5,795
Deferred income taxes                               5,022       5,212
Other current assets                                6,026       3,062
Total current assets                              248,277     245,955
Property, plant and equipment, net                 55,674      49,579
Investments, maturities in excess of 1 year       111,577      86,119
Deferred income taxes                              20,499      25,552
Other assets                                       13,324       1,268

Total Assets                                     $449,351    $408,473
                                             ============= ===========

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                                   $9,737      $8,554
Accrued liabilities                                11,500      16,894
Income taxes payable                                3,315       1,699
Deferred revenue                                    2,879       1,689
Other current liabilities                               -          27
Total current liabilities                          27,431      28,863
Other long-term liabilities                         2,410           -
Total Stockholders' equity                        419,510     379,610

Total Liabilities and Stockholders' Equity       $449,351    $408,473
                                             ============= ===========


    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010